Exhibit 99.1

Whirlpool Corporation Names Marc R. Bitzer President and Chief Operating Officer; Michael Todman Announces Planned Retirement

BENTON HARBOR, Mich., Oct. 21, 2015 /PRNewswire/ -- Whirlpool Corporation (NYSE: WHR) announced today the promotion of Marc R. Bitzer to the position of President and Chief Operating Officer.  In this new role, Bitzer will be responsible for all global operations.  Bitzer has also been appointed to the Whirlpool Board of Directors. These changes are effective immediately.

Whirlpool Chairman and CEO, Jeff M. Fettig said, "Marc is an exceptional leader at Whirlpool Corporation with broad global experiences and unique qualifications to assume his new position.  Marc has consistently demonstrated that he is an outstanding leader who has delivered strong results in his previous roles in both North America and Europe.  During the past year he and our European team have done an excellent job in integrating our major acquisition in Europe."

Fettig further said, "I have great confidence in Marc's ability to lead our global operations in driving both growth and value creation across our operations and advancing the company's strategy with our global leadership team."

Bitzer was named vice chairman in November 2014, with accountability for the company's North American and European businesses.  Prior to this assignment, he served as president of Whirlpool North America (NAR) and Whirlpool Europe, Middle East and Africa (EMEA).  Bitzer joined Whirlpool Europe in 1999 as Vice President, of the company's Bauknecht brand group. He became Senior Vice President of Marketing Sales and Services for Whirlpool Europe in 2000, and was named President of Whirlpool Europe in January 2006.

Before joining Whirlpool Europe, Bitzer worked for eight years at the Boston Consulting Group in Munich and Toronto, and was named vice president in 1999.  Bitzer earned both his MBA and doctorate from the St. Gallen Graduate School of Business, Economics and Law in Switzerland.

Whirlpool Corporation also announced today that Vice Chairman Michael A. Todman will begin his planned retirement at the end of the year after 22 years of service to the company.  Todman was appointed to his current role in November 2014. He has been responsible for leading the acquisition and integration of Hefei Sanyo in China, as well as leading operations throughout Asia, Latin America, and Global Information Systems.

"Mike Todman has been a key leader and has played an integral part of all the positive changes within our company during the past 22 years," said Fettig.  "He has either directly run, or had responsibility for, all of our regional businesses in the world during his tenure at Whirlpool Corporation.  Mike has been instrumental in the expansion of our global enterprise and the growth of our brand portfolio enabling us to be the number one appliance maker in the world.  In addition, Mike has personally developed and mentored the strong succession of leaders we have in the business today."

Todman began his career with Whirlpool in 1993, joining Whirlpool's U.K. market as Finance Director.  During his tenure, he provided leadership in a number of roles at Whirlpool including Senior Vice President of Sales and Marketing for Whirlpool North America; Vice President of Sears Sales and Marketing for Whirlpool North America; Vice President of Product Management for Whirlpool North America; Controller for Whirlpool North America; and Vice President of Consumer Services for Whirlpool Europe.

Prior to joining Whirlpool, Todman held a variety of leadership positions at Wang Laboratories Inc., and Price Waterhouse and Co.  Todman currently serves on the board of directors of Newell-Rubbermaid and Brown-Forman Corporation. He also served on the board of directors of Georgetown University and the Economic Club of Southwestern Michigan. He is also a member of the Loyola University Council of Regents.

About Whirlpool Corporation
Whirlpool Corporation (NYSE: WHR) is the number one major appliance manufacturer in the world, with approximately $20 billion in annual sales, 100,000 employees and 70 manufacturing and technology research centers throughout the world in 2014. The company markets Whirlpool, KitchenAid, Maytag, Consul, Brastemp, Amana, Bauknecht, Jenn-Air, Indesit and other major brand names in more than 170 countries. Additional information about the company can be found at WhirlpoolCorp.com, or find us on Twitter at @WhirlpoolCorp.